EXTENSION AND FOURTH AMENDMENT


             EXTENSION AND FOURTH AMENDMENT, dated as of June 19, 1996, to the Amended and Restated Credit Agreement, dated as of February 26, 1993 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among A.O. SMITH CORPORATION, a Delaware corporation (the "Borrower"), the banks parties thereto (the "Banks"), and Chemical Bank, as agent (in such capacity, the "Agent").


                              W I T N E S S E T H :


             WHEREAS, the Borrower, the Banks, and the Agent are parties to the Credit Agreement;

             WHEREAS, the Borrower has requested that the Agent and the Banks amend certain provisions of the Credit Agreement in order to increase the aggregate Commitments (as defined in the Credit Agreement) to $210,000,000; and

             WHEREAS, the Agent and the Banks are willing to agree to such amendments only upon the terms and subject to the conditions set forth herein;

             NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

             1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

             2.  Amendments of Article I of the Credit Agreement.
   (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of "Interest Rate Leverage Percentage" and "Termination Date" in their entirety and by inserting in lieu thereof the following definitions:

             "Interest Rate Leverage Percentage" means, as to any CD Loan or Euro-Dollar Loan, the percentage set forth in the table below under the appropriate column opposite the Leverage Ratio range which includes the Leverage Ratio of the Borrower:

                                  Interest Rate Leverage Percentage
    Leverage Ratio               Euro-Dollar Loan           CD Loan

    Less than or equal to
     30.0%                            .2000%              .3250%

    Greater than 30% and
     less than or equal to
     40.0%                            .2250%              .3500%
    Greater than 40% and
     less than or equal to
     50.0%                            .3000%              .4250%

    Greater than 50.0%                .4250%              .5500%

        For purposes of this definition, the Leverage Ratio shall be determined for any day on the basis of each notice furnished to the Banks from time to time pursuant to Section 5.10(a) or (b) and shall be effective from the date of receipt by the Agent of such notice for the period from such date until the date of receipt of the next such notice.

             "Termination Date" means June 30, 2001.

        (b) Section 1.1 is hereby amended by adding thereto the following definition in its appropriate alphabetical order:

             "Fourth Amendment Effective Date" means the date on which all the conditions set forth in Section 8 of the Extension and Fourth Amendment are satisfied or waived.

             3. Amendments to Article II of the Credit Agreement. (a) Sections 2.1 and 2.8 of the Credit Agreement are hereby amended by deleting the date "June 30, 2000" wherever it appears in such Sections and inserting in lieu thereof the date "June 30, 2001".

             (b) Section 2.6(a) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following subsection (a):

             "(a) Facility Fees. The Borrower shall pay to the Agent for the account of each Bank a facility fee on the average daily amount of such Bank's Commitment at the per annum rate set forth in the table below opposite the Leverage Ratio range which includes the Leverage Ratio of the Borrower:

         Leverage Ratio                         Per Annum Rate

         Less than or equal to 30.0%                0.1000%

         Greater than 30% and less
          than or equal to 40.0%                    0.1250%

         Greater than 40%  and less
          than or equal to 50.0%                    0.1500%

         Greater than 50.0%                         0.2000%


        For purposes of this Section 2.6(a), the Leverage Ratio shall be determined for any day on the basis of each notice furnished to the Banks from time to time pursuant to Section 5.10 (a) and (b) and shall be effective from the date of receipt by the Agent of such notice for the period from such date until the date of receipt of the next such notice. Such facility fees shall accrue from and including the date hereof to and including June 30, 2001 and shall be payable quarterly on each June 30, September 30, December 31 and March 31."

             4. Amendment of Article III of the Credit Agreement. Section 3.1(d) of the Credit Agreement is hereby amended by deleting the date "December 31, 1994" and substituting in lieu thereof "December 31. 1995".

             5. Amendment of Article IV of the Credit Agreement. Sections 4.4(a) and 4.4(b) of the Credit Agreement are hereby amended by deleting the year "1994" wherever it appears and substituting in lieu thereof "1995".

             6.  Amendment of Article V of the Credit Agreement.  (a)
   Section 5.6 of the Credit Agreement is hereby amended by deleting the phrase "7% of Consolidated Tangible Net Worth" and substituting in lieu thereof "10% of Consolidated Tangible Net Worth".

   (b) Section 5.8(b) of the Credit Agreement is hereby amended by deleting the last proviso thereof and substituting in lieu thereof the following:

        "provided that the aggregate book value of all assets so sold or disposed of shall not exceed 20% of Consolidated Tangible Net Worth in any fiscal year. For purposes of calculating the aggregate book value of all assets sold or disposed of in any fiscal year, in order to determine compliance with this Section 5.8(b), notes receivable or accounts receivable sold or disposed of in connection with any receivable sales program shall be valued by reference to the then outstanding aggregate face amount of the receivables so sold or disposed."

             7. Amendment of Schedule I of the Credit Agreement. The Credit Agreement is hereby further amended by deleting Schedule I in its entirety and inserting in lieu thereof Schedule I attached hereto.

             8. Representations and Warranties of Borrower. The Borrower hereby represents and warrants that each of the representations and warranties of the Borrower contained in the Credit Agreement, as amended by this Amendment, is true and correct on the date hereof as if made on and as of the date hereof except that representations and warranties that apply to a specific date were true and correct as of such date.

             9. Effectiveness. This Fourth Amendment shall become effective as of the first date (the "Fourth Amendment Effective Date") prior to June 19, 1996 or the first day thereafter when the following conditions shall have been met:

         (i) the Agent shall have received counterparts hereof, duly executed by the Borrower and all the Banks;

        (ii) the Agent shall have received an opinion of W. David Romoser, General Counsel of the Borrower to be attached as Exhibit A.

        (iii) the Agent shall have received a certificate, in form and substance satisfactory to the Agent, certifying that the Borrower is authorized to borrow money and to effectuate agreements entered into pursuant to such authority, by the Secretary or an Assistant Secretary of the Borrower, as the case may be, as of the Fourth Amendment Effective Date.

             10. Continuing Effect of Credit Agreement. This Amendment shall not constitute a waiver or amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Required Banks or the Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

             11. Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

             12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                 A.O. SMITH CORPORATION


                                 By:______________________________
                                    Title:


                                 CHEMICAL BANK, as Agent and
                                    as a Bank


                                 By:______________________________
                                    Title:


                                 BANK OF AMERICA ILLINOIS


                                 By:______________________________
                                    Title:


                                 MORGAN GUARANTY TRUST COMPANY OF
                                    NEW YORK


                                 By:______________________________
                                    Title:


                                 M & I MARSHALL & ILSLEY BANK


                                 By:______________________________
                                    Title:


                                 CITIBANK, N.A.


                                 By:______________________________
                                    Title:


                                 FIRST BANK MILWAUKEE


                                 By:______________________________
                                    Title:


                                 FIRSTAR BANK MILWAUKEE, N.A.


                                 By:______________________________
                                    Title:


                                 BANK ONE, MILWAUKEE, N.A.


                                 By:______________________________
                                    Title:


                                 THE FIRST NATIONAL BANK OF CHICAGO


                                 By:______________________________
                                    Title:


                                 NORWEST BANK WISCONSIN, N.A.


                                 By:______________________________
                                    Title:

                                                          Schedule I

   COMMITMENT AMOUNTS


                                            Commitment

   Chemical Bank                           $ 36,000,000

   Bank of America Illinois                $ 36,000,000

   Morgan Guaranty Trust Company
      of New York                          $ 36,000,000

   M & I Marshall & Ilsley Bank            $ 18,000,000

   Citibank, N.A.                          $ 18,000,000

   Firstar Bank Milwaukee, N.A.            $ 15,000,000

   First Bank Milwaukee                    $ 15,000,000

   Bank One, Milwaukee, N.A.               $ 13,500,000

   The First National Bank of
     Chicago                               $ 13,500,000

   Norwest Bank Wisconsin, N.A.            $  9,000,000
                                            -----------
                                           $210,000,000

   EXHIBIT A



                                   OPINION OF
                            COUNSEL FOR THE BORROWER


                                                                June 19, 1996


   To the Banks and the Agent
     Referred to Below
   c/o Chemical Bank,
     as Agent
   270 Park Avenue
   New York, New York  10017

   Dear Sirs:

             I have acted as counsel for A.O. Smith Corporation (the "Borrower") in connection with the Extension and Fourth Amendment, dated as of June 19, 1996 (the "Fourth Amendment"), to the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of February 26, 1993 among the Borrower, the banks listed on the signature pages thereof and Chemical Bank, as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

             I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

             Upon the basis of the foregoing, I am of the opinion that:

             1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             2. The execution, delivery and performance by the Borrower of the Fourth Amendment are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any certificate of incorporation or by-laws of the Borrower or, to the best of my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

             3. The execution, delivery and performance by the Borrower of the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any certificate of incorporation or by-laws of the Borrower or, to the best of my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

             4. The Fourth Amendment and the Notes constitute the valid and the binding obligations of the Borrower enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

             5. Except as set forth in the Ilhardt, et al. v. A.O. Smith Corp., et al. lawsuit, there is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole or which in any manner draws into question the validity of the Fourth Amendment.

             6. Each of the Borrower's Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                                      Very truly yours,